As filed with the Securities and Exchange Commission on January 30, 2008

Registration No. 333-146681

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Giant Interactive Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2/F No. 29 Building, 396 Guilin Road

Shanghai 200233

People’s Republic of China

(Address, Including Zip Code, of Principal Executive Offices)

Giant Interactive Group Inc.

2007 Performance Incentive Plan

Giant Interactive Group Inc.

Employee Share Option Scheme

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Kurt J. Berney, Esq.

O’Melveny & Myers LLP

37th & 38th Floors

Plaza 66, 1266 Nanjing Road West

Shanghai, 200040

People’s Republic of China

(8621) 2307-7007

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Ordinary Shares, $0.0000002 par value per share, issuable under the Giant Interactive Group Inc. 2007 Performance Incentive Plan	7,800,000 shares	(1)(4)	$50,084,060	(2)	$1,968.30	(2)
Ordinary Shares, $0.0000002 par value per share, issuable under the Giant Interactive Group Inc. Employee Share Option Scheme	8,258,100 shares	(1)(4)	$16,516,200	(3)	$649.09	(3)

(1)

This Registration Statement covers, in addition to the number of shares of Giant Interactive Group Inc., a Cayman Islands corporation (the “Company” or the “Registrant”), ordinary shares, par value $0.0000002 per share (the “Ordinary Shares”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Giant Interactive Group Inc. 2007 Performance Incentive Plan (the “2007 Plan”) and the Giant Interactive Group Inc. Employee Share Option Scheme (the “2006 Plan” and together with the 2007 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Pursuant to the Securities Act Rule 457(h)(1), the maximum aggregate offering price of the 2007 Plan is calculated as the sum of (a) the product of 6,399,500 Ordinary Shares issuable upon exercise of outstanding options under the 2007 Plan as of January 11, 2008, multiplied by an exercise price ranging from US$2.00 per Ordinary Share to US$15.50 per Ordinary Share, which is equal to an aggregate offering price of US$35,911,000, and (b) the product of the remaining 1,400,500 Ordinary Shares issuable or reserved under the 2007 Plan multiplied by the average of the high and low prices for the Registrant’s Ordinary Shares represented by American Depository Shares (“ADSs”) as reported on the New York Stock Exchange on January 28, 2008, or US$10.12, which is equal to US$14,173,060.

(3)

Pursuant to the Securities Act Rule 457(h)(1), the maximum aggregate offering price of the 2006 Plan is calculated as the product of 8,258,100 Ordinary Shares issuable upon exercise of outstanding options under the 2006 Plan as of January 11, 2008 multiplied by an exercise price of US$2.00 per Ordinary Share, which is equal to an aggregate offering price of US$16,516,200.

(4)

These Ordinary Shares may be represented by the Registrant’s ADSs, each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares thereby have been registered under a separate registration statement on Form F-6 (File No. 333-146776) filed on October 17, 2007.

The Exhibit Index for this Registration Statement is at page 9.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s latest prospectus filed with the Commission on November 1, 2007 (the “Prospectus”) pursuant to Rule 424(b) under the Securities Act, which includes the Registrant’s unaudited financial statements for the six months ended June 30, 2007. The Registrant’s current reports on Form 6-K filed with the Commission on November 20, 2007, November 27, 2007, December 26, 2007, January 11, 2008, January 24, 2008 and January 28, 2008.

(b)	The description of the Registrant’s ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-33759 ) filed with the Commission on October 22, 2007 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares and ADSs set forth under “Description of Share Capital” in the Prospectus.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.

The Registrant has also entered into indemnification agreements with all of its directors and executive officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on January 30, 2008.

Giant Interactive Group Inc.

By:	/s/ Yuzhu Shi
Yuzhu Shi
Chairman of the Board, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yuzhu Shi and Eric He, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Yuzhu Shi Yuzhu Shi	Chairman of the Board, Chief Executive Officer	January 30, 2008

/s/ Wei Liu Wei Liu	Director, President	January 30, 2008

/s/ Andrew Y. Yan Andrew Y. Yan	Director	January 30, 2008

/s/ Jason Nanchun Jiang Jason Nanchun Jiang	Director	January 30, 2008

/s/ Peter Andrew Schloss Peter Andrew Schloss	Director	January 30, 2008

/s/ Paul C.Y. Chu Paul C.Y. Chu	Director	January 30, 2008

/s/ Lu Zhang Lu Zhang	Director, Chief Operating Officer	January 30, 2008

/s/ Eric He Eric He	Chief Financial Officer	January 30, 2008

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on January 30, 2008.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Giant Interactive Group Inc. 2007 Performance Incentive Plan. Filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 filed on October 12, 2007 (File No. 333-146681) and incorporated herein by reference.

4.2	Giant Interactive Group Inc. Employee Share Option Scheme. Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed on October 12, 2007 (File No. 333-146681) and incorporated herein by reference.

5.1	Opinion of Conyers Dill & Pearman (opinion re legality).

23.1	Consent of Ernst & Young Hua Ming, Independent Registered Public Accounting Firm.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).